Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-230948, 333-224259, 333-237512, 333-254912, and 333-263896) on Form S-8 of our report dated April 3, 2023, with respect to the consolidated financial statements of Zuora, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California
April 3, 2023